Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Improved Third Quarter Earnings
Richmond, VA • February 6, 2014 / PRNEWSWIRE
HIGHLIGHTS
Third Quarter
Diluted earnings per share of $1.36, up 9%
Segment operating income of $75 million, up 18%
Revenues up 13% to $768 million

Nine Months
Diluted earnings per share of $4.31, up 15%
Segment operating income of $130 million, down 30%
Revenues up 2% to $1.9 billion
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the third quarter of fiscal year 2014, which ended December 31, 2013, was $38.6 million, or $1.36 per diluted share, compared with net income for the prior year’s third fiscal quarter of $35.5 million, or $1.25 per diluted share. The fiscal year 2014 results included restructuring costs of $3.4 million, or $0.08 per diluted share, primarily related to the consolidation of processing facilities in Brazil. Segment operating income for the third fiscal quarter of $74.6 million increased 18% compared with the previous year on combined earnings improvement in every segment. Similarly, consolidated revenues increased by 13% to $767.8 million on higher overall volumes mainly due to the current season’s larger African crops, partly offset by lower volumes in Brazil.
Net income for the nine months ended December 31, 2013, was $122.3 million, or $4.31 per diluted share, compared with $106.6 million, or $3.75 per diluted share for the same period last year. The current year’s results included a gain in the first fiscal quarter of $81.6 million before tax ($53.1 million after tax, or $1.87 per diluted share), from the favorable outcome of litigation in Brazil related to previous years’ excise tax credits. The nine months’ results also included pretax restructuring costs of $4.7 million ($0.11 per share) and $3.7 million ($0.05 per share) for fiscal years 2014 and 2013, respectively. Segment operating income,

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Universal Corporation

which excludes those unusual items, was $130.3 million for the nine-month period, a decrease of $55.6 million from the prior year. That reduction was mainly attributable to weaker margins in Brazil from higher green leaf costs, increased selling general and administrative costs, and the prior year’s higher sales of carryover and uncommitted inventories. Revenues increased by 2% to $1.9 billion for the first nine months of fiscal year 2014, on slightly lower volumes at higher prices.
Mr. Freeman stated, “As we expected, we had a strong third quarter, with shipment volumes exceeding those of last year’s third quarter and operating profit improvements in each segment. These improvements are helping to offset a portion of the large declines we reported in the first half of the year. Those declines primarily resulted from the lower levels of carryover volumes, the weaker margins from higher green prices in Brazil, and the negative foreign currency and exchange loss comparisons. The fourth fiscal quarter’s processing and shipping schedules are proceeding normally, and we expect our volumes shipped in this fiscal year’s second half to exceed those for the same period last year.
“We believe that one of our strengths is our ability to manage our business well in uncertain global markets. While it is still very preliminary, the current outlook for the 2014 crops, which will impact our fiscal year 2015 results, indicates increased production in some origins. At the same time, there are possible reductions in cigarette manufacturers’ needs due to lower cigarette sales in Europe and the United States. However, our uncommitted inventories remain at relatively low levels.
“Our focus remains on efficiently managing our business and positioning ourselves to meet the needs of our customers and suppliers while delivering consistent results to our shareholders. We believe that there are opportunities to grow our business by investing in projects that bring additional value and services to our customers. We continue to make good progress on the programs announced in October to expand our leaf production and processing capacity in Mozambique and to enhance production efficiency in several other origins. Our balance sheet remains strong, with cash balances climbing about $117 million and debt balances falling about $150 million during the quarter ended December 31, 2013, leaving us well-positioned to comfortably fund our capital projects.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Third Quarter
Operating income for the flue-cured and burley tobacco operations, which include the North America and Other Regions segments, increased by $8.7 million to $73.3 million for the third quarter of fiscal year 2014, compared to the same period last year on improved results in both segments. Revenues for the group of $721.5 million were up 13% for the third quarter of fiscal year 2014 versus the same period of the prior year, on higher volumes at higher average prices. Operating income for the Other Regions segment was up by 11% to $65.5 million compared with the prior year. Improved results for the quarter from shipments of larger current crops in Africa mitigated weaker results from the Company's South American operations from higher green leaf prices there, a less favorable product mix, and lower old crop sales. Results for the segment were also aided by an improved sales mix in Europe, and larger trading volumes and a favorable product mix in Asia. Selling, general, and administrative expenses for the Other Regions segment were up for the quarter, due primarily to higher provisions for suppliers compared to the same period last year, which benefited from recoveries in several origins. Revenues for the Other Regions segment increased by 12% to $616.0 million for the third quarter on higher volumes.
Operating income for the North America segment for the third quarter of fiscal year 2014 was $7.7 million, up $2.5 million compared to the same period of the prior year, on higher shipments, a more favorable product mix, and lower overheads, including postretirement benefit costs. Revenues for this segment increased 23% to $105.4 million on those higher volumes and improved product mix.

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Universal Corporation

Nine Months
Operating income for the flue-cured and burley tobacco operations, was $121.4 million for the nine months ended December 31, 2013, compared to $177.8 million for the prior year’s comparable period, reflecting lower results in the Other Regions segment, offset in part by increased earnings for the North America segment. Revenues of $1.7 billion for the nine months ended December 31, 2013, were relatively flat compared with the same period of the previous year. Earnings for the Other Regions segment were $102.8 million, a decrease of $65.3 million from earnings of $168.1 million for the first nine months of fiscal year 2013. The reduction was driven primarily by results in South America, where volatile market conditions and sharply higher green leaf prices pressured margins as buying programs were reduced. Results were also affected by a reduction in carryover shipments in Brazil and a less favorable product mix in Africa. Selling, general, and administrative expenses for the segment were substantially higher, primarily due to unfavorable net foreign currency remeasurement and exchange comparisons, as current year losses compared to gains in the prior year, mostly in Africa, South America, and Asia. Revenues for this segment were down by about 1% to $1.4 billion, reflecting those lower volumes and product mix, partly offset by higher average green leaf prices.
Operating income for the North America segment for the nine months ended December 31, 2013, increased by $8.9 million to $18.6 million compared with the same period of the previous year, mainly due to increased volumes in Mexico and Guatemala, improved product mix, and lower overheads, including postretirement benefit costs. Similarly, revenues for this segment increased 22% to $250.5 million on those higher volumes and green leaf costs.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income was up $2.6 million to $1.4 million for the third fiscal quarter and up 10% to $8.9 million for the nine months ended December 31, 2013, compared with the same period of the prior year, influenced mainly by improved operating income for the oriental joint venture. For the nine-month period, oriental volumes and revenues were higher, and during both periods, earnings were also supported by a more favorable product mix, almost fully offset by higher currency losses on Turkish lira devaluation during the fiscal year. Results for the Company's dark tobacco operations were down for the quarter and the nine months ended December 31, 2013, as earnings improvements from margins and product mix were outweighed by higher foreign currency remeasurement and exchange losses, mainly from rupiah devaluation in Indonesia. Revenues for this segment increased for the third fiscal quarter by 9% to $46.3 million, and by 6% to $158.7 million for the nine months ended December 31, 2013. The increases in both periods were largely attributable to the timing of shipments of oriental tobaccos into the United States.

OTHER ITEMS:
Cost of goods sold increased by about 13% to $628.5 million for the three months ended December 31, 2013, consistent with higher volumes for the period, and was up about 4%, to $1.5 billion, for the nine months ended December 31, 2013, reflecting higher green leaf costs compared with the same period of the previous year. Selling, general, and administrative costs increased by $5.5 million in the third fiscal quarter and $32.1 million for the nine-month period, compared with the respective prior periods. The third fiscal quarter increase was mainly attributable to last year’s recoveries on provisions for suppliers, while the large increase in the nine months of this fiscal year was primarily related to unfavorable comparisons from currency remeasurement and exchange losses. Those losses amounted to $17.7 million compared with gains of $9.6 million in the nine months ended December 31, 2012.

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Universal Corporation

Interest expense of $5.2 million for the third quarter of fiscal year 2014 and $16.6 million for the nine months ended December 31, 2013, decreased by about 9% and 7%, respectively, compared to the prior year. The reduction was mostly due to lower interest rates on lower average debt levels during the periods. The consolidated effective income tax rate for the quarter and nine months ended December 31, 2013, was approximately 33%, while the comparable rate for the quarter and nine months ended December 31, 2012, was approximately 31%. The rates for all periods were lower than the 35% federal statutory rate mainly because of changes in exchange rates on deferred income tax assets and liabilities as well as lower effective rates on dividend income from certain foreign subsidiaries.
In the first fiscal quarter of 2014, the Company recorded a $81.6 million gain resulting from the favorable conclusion during the quarter of a longstanding lawsuit challenging the Brazilian government’s denial of the Company’s rights to claim certain excise tax credits generated in previous years. The outcome of the case entitles the Company to the previously denied excise tax credits, as well as additional credits for interest from the dates the tax credits should have been available (approximately $104 million at the date the lawsuit was concluded). All avenues of appeal by either party were exhausted, and the Company is now permitted to utilize the total amount of the credits to offset future federal tax obligations for a period of up to five years. The amount of the gain, which is reported in Other Income, reflects the Company’s current estimate of the actual tax credits that are likely to be realized before they expire.
On October 15, 2013, the Company repaid at maturity $200 million principal amount of 5.2% medium term notes. Subsequently, the Company entered into a $175 million senior term loan agreement with a group of banks. The loan is unsecured and matures in five years. Loans outstanding under the agreement currently bear interest at LIBOR plus 1.50% and may be prepaid at any time without premium or penalty. The financial covenants under the new term loan agreement are substantially similar to those of the Company’s $450 million senior unsecured committed revolving credit facility, including maintaining a minimum level of tangible net worth and observing limits on debt levels.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
At 5:00 p.m. (Eastern Time) on February 6, 2014, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 6, 2014. A taped replay of the call will be available through February 20, 2014, by dialing (855) 859-2056. The confirmation number to access the replay is 41522646.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$767,802	$680,029	$1,852,199	$1,816,607
Costs and expenses
Cost of goods sold	628,495	554,588	1,522,112	1,461,087
Selling, general and administrative expenses	66,468	60,928	201,542	169,406
Other income	—	—	(81,619)	—
Restructuring costs	3,400	—	4,708	3,687
Operating income	69,439	64,513	205,456	182,427
Equity in pretax earnings (loss) of unconsolidated affiliates	1,789	(1,241)	1,755	(192)
Interest income	344	183	748	410
Interest expense	5,157	5,670	16,623	17,778
Income before income taxes	66,415	57,785	191,336	164,867
Income taxes	22,212	18,070	63,390	50,633
Net income	44,203	39,715	127,946	114,234
Less: net income attributable to noncontrolling interests in subsidiaries	(5,618)	(4,173)	(5,608)	(7,586)
Net income attributable to Universal Corporation	38,585	35,542	122,338	106,648
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders	$34,873	$31,830	$111,201	$95,511

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.50	$1.36	$4.78	$4.09
Diluted	$1.36	$1.25	$4.31	$3.75

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$191,867	$341,572	$367,864
Accounts receivable, net	329,120	351,655	401,747
Advances to suppliers, net	120,443	118,380	132,100
Accounts receivable—unconsolidated affiliates	776	5,673	555
Inventories—at lower of cost or market:
Tobacco	841,834	742,895	623,377
Other	74,377	60,067	57,745
Prepaid income taxes	28,015	15,734	6,245
Deferred income taxes	24,438	36,591	32,127
Other current assets	127,086	68,999	124,213
Total current assets	1,737,956	1,741,566	1,745,973

Property, plant and equipment
Land	17,249	17,151	17,125
Buildings	239,194	232,780	234,694
Machinery and equipment	565,985	553,383	545,478
	822,428	803,314	797,297
Less: accumulated depreciation	(531,696)	(509,913)	(509,829)
	290,732	293,401	287,468
Other assets
Goodwill and other intangibles	99,537	99,118	99,048
Investments in unconsolidated affiliates	95,095	92,775	94,405
Deferred income taxes	27,760	21,227	23,783
Other noncurrent assets	89,349	52,638	55,478
	311,741	265,758	272,714

Total assets	$2,340,429	$2,300,725	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2013	2012	2013
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$72,341	$87,423	$105,318
Accounts payable and accrued expenses	196,255	164,831	225,648
Accounts payable—unconsolidated affiliates	32,216	54	4,739
Customer advances and deposits	59,779	60,537	24,914
Accrued compensation	23,905	25,870	36,694
Income taxes payable	15,741	18,727	14,034
Current portion of long-term obligations	115,000	210,000	211,250
Total current liabilities	515,237	567,442	622,597

Long-term obligations	245,000	185,000	181,250
Pensions and other postretirement benefits	92,762	139,105	135,629
Other long-term liabilities	36,348	86,938	36,838
Deferred income taxes	59,772	45,791	42,184
Total liabilities	949,119	1,024,276	1,018,498

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at December 31, 2012 and March 31, 2013)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,216,312 shares issued and outstanding (23,324,880 at December 31, 2012, and 23,343,973 at March 31, 2013)	204,104	197,805	202,579
Retained earnings	982,109	910,454	918,509
Accumulated other comprehensive loss	(40,135)	(73,305)	(75,540)
Total Universal Corporation shareholders' equity	1,359,101	1,247,977	1,258,571
Noncontrolling interests in subsidiaries	32,209	28,472	29,086
Total shareholders' equity	1,391,310	1,276,449	1,287,657

Total liabilities and shareholders' equity	$2,340,429	$2,300,725	$2,306,155

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$127,946	$114,234
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	29,058	32,418
Amortization	1,244	1,278
Provision for losses on advances and guaranteed loans to suppliers	9,081	2,834
Foreign currency remeasurement loss (gain), net	14,649	(10,433)
Equity in net loss (income) of unconsolidated affiliates, net of dividends	5,530	(181)
Gain on favorable outcome of excise tax case in Brazil	(81,619)	—
Restructuring costs	4,708	3,687
Other, net	7,105	13,467
Changes in operating assets and liabilities, net	(131,853)	44,405
Net cash (used) provided by operating activities	(14,151)	201,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(30,846)	(23,596)
Proceeds from sale of property, plant and equipment	1,497	3,363
Other	—	1,004
Net cash used by investing activities	(29,349)	(19,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(36,725)	(36,878)
Issuance of long-term obligations	175,000	—
Repayment of long-term obligations	(207,500)	(13,750)
Dividends paid to noncontrolling interests	(1,962)	(1,945)
Issuance of common stock	457	493
Repurchase of common stock	(14,145)	(5,053)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(34,880)	(34,334)
Other	(875)	—
Net cash used by financing activities	(131,767)	(102,604)

Effect of exchange rate changes on cash	(730)	(3)
Net (decrease) increase in cash and cash equivalents	(175,997)	79,873
Cash and cash equivalents at beginning of year	367,864	261,699
Cash and cash equivalents at end of period	$191,867	$341,572

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$38,585	$35,542	$122,338	$106,648
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$34,873	$31,830	$111,201	$95,511

Denominator for basic earnings per share
Weighted average shares outstanding	23,216	23,406	23,246	23,361

Basic earnings per share	$1.50	$1.36	$4.78	$4.09

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$34,873	$31,830	$111,201	$95,511
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$38,585	$35,542	$122,338	$106,648

Denominator for diluted earnings per share
Weighted average shares outstanding	23,216	23,406	23,246	23,361
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,824	4,800	4,818	4,794
Employee share-based awards	324	311	324	315
Denominator for diluted earnings per share	28,364	28,517	28,388	28,470

Diluted earnings per share	$1.36	$1.25	$4.31	$3.75

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2013	2012	2013	2012

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$105,430	$85,521	$250,548	$205,377
Other regions (1)	616,038	551,903	1,442,908	1,461,417
Subtotal	721,468	637,424	1,693,456	1,666,794
Other tobacco operations (2)	46,334	42,605	158,743	149,813
Consolidated sales and other operating revenues	$767,802	$680,029	$1,852,199	$1,816,607

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$7,728	$5,235	$18,622	$9,764
Other regions (1)	65,527	59,292	102,797	168,068
Subtotal	73,255	64,527	121,419	177,832
Other tobacco operations (2)	1,373	(1,255)	8,881	8,090
Segment operating income	74,628	63,272	130,300	185,922
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(1,789)	1,241	(1,755)	192
Restructuring costs (4)	(3,400)	—	(4,708)	(3,687)
Add: Other income (5)	—	—	81,619	—
Consolidated operating income	$69,439	$64,513	$205,456	$182,427

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

(5)
Other income represents the gain on the favorable outcome of the IPI tax credit case in Brazil. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income.

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